SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 16, 2006
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	[1-8122]	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago IL 60661
(Address of principal executive offices)     (Zip Code)
Registrant’s telephone number, including area code
(312) 698-6700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On June 16, 2006, Grubb & Ellis Company (the “Company”) further amended its $100 million senior secured credit facility (the “Facility) by entering into that certain First Letter Amendment to the Amended and Restated Credit Agreement (the “First Letter Amendment”), dated as of June 16, 2006, by and among the Company, certain of the Company’s subsidiaries (the “Guarantors”), the “Lender” (as defined in the Credit Agreement), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as the initial swing line bank, the initial issuer of letters of credit and administrative agent for the Lenders. The First Letter Amendment provides the Company with increased flexibility in certain of its financial covenants, shifts the $40 million outstanding balance of the term loan portion of the Facility to the revolving line of credit portion of the Facility and provides that the term loan portion of its Facility is to be used only for certain acquisitions.
     Specifically, pursuant to the First Letter Amendment, the $40 million term loan portion of the Facility was converted to a borrowing under the Facility’s $60 million revolving line of credit. In the future, the $40 million term loan may only be used for acquisitions approved by the Lender. The interest rates with respect to the Facility were increased through March 31, 2007 in the First Letter Amendment and the Debt/EBITDA ratio, interest coverage ratio, fixed charge coverage ratio and minimum EBITDA required to be maintained by the Company were also amended.
     In addition to customary limitations, the Facility, as amended by the First Letter Amendment now also limits the Company and its restricted subsidiaries from making cash bonus payments to new officers, employees or representatives of the Company, without the approval of the Lender, in excess of: $6,500,000 for the four consecutive quarters ending June 30, 2006; $15,000,000 for the four consecutive quarters ending September 30, 2006; $20,000,000 for each of the four quarter periods ending December 31, 2006, March 31, 2007 and June 30, 2007; $15,000,000 for the four consecutive quarters ending September 30, 2007 and $7,500,000 for any four consecutive quarters thereafter. The First Letter Amendment added certain financial covenants, including the requirement that beginning in the first quarter of 2007, the Company must have a minimum net worth of $10 million plus the sum of 50% of (a) the net proceeds from any equity issuance and (b) consolidated net income generated from and after July 1, 2006. A minimum liquidity requirement of $5 million, generally defined as the undrawn portion of the Company’s revolving line of credit and cash or cash equivalents on hand, was also established. Other terms and provisions under the Credit Facility remained materially unchanged.
     The foregoing is a summary of the terms and conditions of the First Letter Amendment to the Amended Credit Agreement and does not purport to be a complete discussion of such document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the foregoing document, which is annexed to this Current Report on Form 8-K as an Exhibit.
Item 9.01. Financial Statements and Exhibits.
     (d) The following is filed as an Exhibit to this Current Report on Form 8-K:
1.	First Letter Amendment to the Amended and Restated Credit Agreement, dated as of June 16, 2006, entered into by and among Grubb & Ellis Company, certain of its subsidiaries (the “Guarantors”), the “Lender” (as defined therein), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Executive Vice President and General Counsel

Dated: June 20, 2006